NEWS RELEASE

FOR RELEASE IMMEDIATELY                      CONTACT:
MAY 6, 2003                                  PAUL J. MEYER
                                             808/877-3871
                                             808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2003 1ST QUARTER RESULTS

     Kahului, Hawaii, May 6..Maui Land & Pineapple Company, Inc. (AMEX: MLP) today reported a net loss of $626,000 or $.09 per share for the first quarter of 2003 compared to net income of $776,000 or $.11 per share for the first quarter of 2002. The Company's two major business segments, Pineapple and Resort, produced lower net results in the first quarter of 2003 primarily because of higher general and administrative expenses and lower profits from Resort real estate sales. Consolidated revenues of $37.3 million for the first quarter of 2003 were 3% higher than the first quarter of 2002.

     Pineapple operations produced an operating loss of $1,537,000 for the first quarter of 2003 compared to an operating loss of $1,141,000 million for the first quarter of 2002. Revenues for the first quarter of 2003 were higher by 8% compared to the first quarter of 2002, reflecting increased sales of pineapple from Central America by the Company's 100% owned subsidiary, Royal Coast Tropical Fruit Company, increased sales of Hawaiian GoldTM (fresh whole pineapple) and higher average sales prices for the Company's canned pineapple products. The gross margin for the Pineapple segment was better in the first quarter of 2003 primarily because a larger proportion of sales were of fresh pineapple, which generally has a higher profit margin compared to canned pineapple. The increased operating loss in the first quarter of 2003 was due largely to higher general and administrative expense for litigation costs, depreciation, pension expense and insurance. General and administrative expenses charged to the Pineapple segment increased by $1.3 million in the first quarter of 2003 compared to the first quarter of 2002.

     Kapalua Resort produced an operating profit of $1,294,000 for the first quarter of 2003 compared to an operating profit of $2,956,000 for the first quarter of 2002. Revenues from the Resort were $13.3 million for the first quarter of 2003 compared to $15.2 million for the first quarter of 2002. Operating profit attributable to real estate development decreased by $1.1 million in the first quarter of 2003 compared to 2002, reflecting a lower inventory of new real estate product available for sale. Results from most other Resort operations were lower in the first quarter of 2003 primarily because of lower visitor occupancies.
     The Commercial & Property segment reported operating profit of $349,000 for the first quarter of 2003 compared to $319,000 for the first quarter of 2002. Revenues from this segment were $3.1 million for the first quarter of 2003 compared to $1.7 million for the first quarter of 2002. Revenues and operating profit for 2002 included a $624,000 gain on the sale of a land parcel. Results for the first quarter of 2003 included the closing of 21 lot sales at the Kapua Village employee subdivision.
                    *     *     *     *     *
               MAUI LAND & PINEAPPLE COMPANY, INC.
                Report of Consolidated Operations
                           (Unaudited)
         (Dollars in Thousands Except Per Share Amounts)

                            Three Months Ended
                                 March 31
                           2003            2002
Revenues
  Pineapple           $    20,898      $   19,342
  Resort                   13,295          15,220
  Commercial & Property     3,079           1,723
  Other                         1              --
                           ------          ------
Total Revenues             37,273          36,285

Operating Profit (Loss)
  Pineapple                (1,537)         (1,141)
  Resort                    1,294           2,956
  Commercial & Property       349             319
  Other                      (407)           (360)
                           ------	   ------
Total Operating Profit (Loss)(301)	    1,774
Interest Expense	     (634)           (581)
Income Tax (Expense) Credit   309            (417)
                           ------	   ------
Net Income (Loss)            (626)            776
                           ======          ======
Net Income (Loss)
  Per Common Share    $      (.09)     $      .11

Average Common
  Shares Outstanding   7,195,800       7,195,800

NOTE:
The Company's reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year. Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.